Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426
Mercer Insurance Group, Inc. Announces fourth quarter and 2008 Earnings
Pennington, New Jersey, February 25, 2009 — Mercer Insurance Group, Inc. (Nasdaq: MIGP) reported its operating results today for the year and quarter ended December 31, 2008.
4th Quarter highlights:
•	Net income of $0.10 per diluted share versus $0.45 per diluted share in the prior year’s quarter,

•	Operating income of $0.54 per diluted share versus $0.48 per diluted share in the prior year’s quarter,

•	A GAAP combined ratio of 98.4% versus 98.5% in the prior year’s quarter,

•	Book value per diluted share of $22.21.
Andrew R. Speaker, President and CEO, commented “We are pleased with the operating results for the quarter which are the strongest quarterly operating earnings per share ever recorded by the Company. The strong operating performance was partially offset by net realized capital losses, which were comprised mostly of a provision for declines in fair value of securities considered to be other than temporary, and mark-to-market adjustments for interest rate swaps on our trust preferred debt. Because the Company carries investment securities on its balance sheet at fair value, recognition of other than temporary impairments in realized losses does not otherwise change the Company’s shareholder’s equity or book value per share.”
Speaker added “Economic conditions, particularly the effects of the downturn in residential housing as it applies to our West Coast contractors business, have negatively impacted our direct premiums written. In anticipation of the impact on future net premiums earned, the Company has taken proactive measures to reduce and control expenses, including staff reductions and elimination of other expenses as we focus on maintaining profitable operations and increasing book value.”
Speaker concluded “We continue to maintain a strong balance sheet. Our strategy of prudently investing in securities that provide an adequate return while protecting capital has served us well during the current volatile investment market. Despite the significant decline in equity markets, the overall results for our investment portfolio were strong and helped the Company increase book value in both the quarter and the year, while many of our industry competitors saw declines in those periods.”

Financial Summary (in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2008	2007	2008	2007 (1)
Total revenue	$37,088	$43,961	$161,462	$161,681
Net premiums written	31,488	36,549	147,352	159,666
Net premiums earned	36,987	40,308	152,577	146,675
Net investment income	3,763	3,461	13,936	13,053
Net realized gains (losses) on investments	(4,128)	(243)	(7,072)	24
Net income	629	2,880	8,234	14,235

Earnings per share — Basic	$0.10	$0.46	$1.32	$2.32
Earnings per share — Diluted	$0.10	$0.45	$1.30	$2.25

Combined ratio	98.4	98.5%	98.1	95.8%
Book value per share			$22.21	$21.48

Reconciliation of non-GAAP financial measures:

Net income	$629	$2,880	$8,234	$14,235
Net realized gains (losses) on investments, net of tax	(2,724)	(158)	(4,667)	16
Net operating income	3,353	3,038	12,901	14,219

Operating earnings per share — Basic	$.54	$0.49	$2.08	$2.31
Operating earnings per share — Diluted	$.54	$0.48	$2.03	$2.25

(1)	See discussion below regarding non-recurring retaliatory tax refund recognized in 2007
In comparing the results for the twelve months ended December 31, 2008 to the prior year, the reader should be aware that in the twelve months ended December 31, 2007, the Company recognized non-recurring refunds of state premium retaliatory taxes, plus interest (collectively, the “Retaliatory Tax”), in the after-tax amount of $2.8 million, or $0.44 per diluted share, respectively. Calculated on a pro-forma basis, after removing the effect of the non-recurring retaliatory tax refund described above, the combined ratio for 2007 was 98.3%, operating earnings were $11.4 million and operating earnings per diluted share were $1.81. Nothing of a comparable nature is recognized in the current periods. A discussion of this item can be found in the Liquidity and Capital Resources section of Item 7 of the Form 10-K for the year ended December 21, 2007.

In the quarter ended December 31, 2008, the Company reported GAAP net income under U.S. generally accepted accounting principles (GAAP) of $629,000, or $0.10 per diluted share. This result compares to net income of $2.9 million, or $0.45 per diluted share, for the same quarter in the previous year. The decrease in the current year quarter’s net income, as compared to the same quarter in 2007, is attributable primarily to the inclusion of $1.8 million, net of tax, in write-downs of other than temporarily impaired securities, and an after-tax realized loss of $856,000 related to interest rate swaps on our trust preferred debt.
In the twelve months ended December 31, 2008, the Company reported GAAP net income of $8.2 million, or $1.30 per diluted share. This result compares to net income of $14.2 million, or $2.25 per diluted share, for the same period in the previous year, which included the Retaliatory Tax refund described above. Excluding the impact of the Retaliatory Tax refund from the prior year results, net income for 2007 was $11.4 million, or $1.81 per diluted share. The decrease in net income for 2008, as compared to 2007, is attributable primarily to inclusion in the prior year of the retaliatory tax refund, and the impact on 2008 of write-downs of other than temporarily impaired securities in the after-tax amount of $4.1 million, and an after-tax realized loss of $990,000 related to interest rate swaps on our trust preferred debt.
The Board of Directors of Mercer Insurance Group, Inc. has approved a dividend of $0.075 per share, to be paid on March 30, 2009 to shareholders of record on March 13, 2009.
Operating income and operating earnings per share are non-GAAP financial measures that we present because we believe they enhance an investor’s understanding of Mercer’s core operating performance. Operating income and operating earnings per share consist of net earnings adjusted for after-tax net realized investment gains and losses.
Mercer Insurance Group, Inc. offers commercial and personal lines of insurance to businesses and individuals principally in seven states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.
Certain of the statements in this press release (other than statements of historical facts) are forward-looking statements. Such forward-looking statements include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the Company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)

	Quarter Ended
	December 31,
	2008	2007
	(unaudited)	(unaudited)

Net premiums earned	$36,987	$40,308
Investment income, net of investment expenses	3,763	3,461
Realized investment losses	(4,128)	(243)
Other revenue	466	435
Total revenue	37,088	43,961

Losses and loss adjustment expenses	23,655	25,788
Amortization of deferred policy acquisition costs	10,521	10,934
Other expenses	2,233	2,998
Interest expense	357	304
Total expenses	36,766	40,024

Income before income taxes	322	3,937
Income taxes	(307)	1,057

Net income	$629	$2,880

Net income per common share:
Basic	$0.10	$0.46
Diluted	$0.10	$0.45

Weighted average number of shares outstanding:
Basic	6,176,851	6,198,741
Diluted	6,212,856	6,374,106

Supplementary Financial Data

Net written premiums	$31,488	$36,549

Book value per common share	$22.21	$21.48

GAAP combined ratio	98.4%	98.5%

Consolidated Statements of Income
(in thousands, except per share and share data)

	Year Ended
	December 31,
	2008	2007
	(unaudited)	(unaudited)

Net premiums earned	$152,577	$146,675
Investment income, net of investment expenses	13,936	13,053
Realized investment (losses)gains	(7,072)	24
Other revenue	2,021	1,929
Total revenue	161,462	161,681

Losses and loss adjustment expenses	95,219	91,186
Amortization of deferred policy acquisition costs	41,684	38,763
Other expenses	12,851	10,528
Interest expense	1,318	1,215
Total expenses	151,072	141,692

Income before income taxes	10,390	19,989
Income taxes	2,156	5,754

Net income	$8,234	$14,235

Net income per common share:
Basic	$1.32	$2.32
Diluted	$1.30	$2.25

Weighted average number of shares outstanding:
Basic	6,217,092	6,144,075
Diluted	6,343,522	6,325,348

Supplementary Financial Data

Net written premiums	$147,352	$159,666

GAAP combined ratio	98.1%	95.8%

Consolidated Balance Sheet
(in thousands, except share amounts)

	December 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$334,087	$324,238
Equity securities, at fair value	10,203	17,930
Total investments	344,290	342,168
Cash and cash equivalents	37,043	21,580
Premiums receivable	34,165	36,339
Reinsurance receivable	86,443	83,844
Prepaid reinsurance premiums	7,096	9,486
Deferred policy acquisition costs	20,193	20,528
Accrued investment income	3,901	3,582
Property and equipment, net	16,144	13,056
Deferred income taxes	9,814	7,670
Goodwill	5,416	5,416
Other assets	4,481	2,766
Total assets	$568,986	$546,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$304,000	$274,399
Unearned premiums	80,408	88,024
Accounts payable and accrued expenses	13,283	14,622
Other reinsurance balances	11,509	14,734
Trust preferred securities	15,576	15,559
Advances under line of credit	3,000	3,000
Other liabilities	3,940	2,691
Total liabilities	$431,716	$413,029

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,074,333 and 7,075,333 shares, outstanding 6,801,095 and 6,717,693 shares	—	—
Additional paid-in capital	$71,369	$70,394
Accumulated other comprehensive income	2,494	4,896
Retained earnings	74,138	67,613
Unearned ESOP shares	(2,505)	(3,131)
Treasury Stock, 621,773 and 505,814 shares	(8,226)	(6,366)
Total stockholders’ equity	137,270	133,406
Total liabilities and stockholders’ equity	$568,986	$546,435